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                                  EXHIBIT 99
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FOR IMMEDIATE RELEASE

Retractable Technologies, Inc. Launches 1cc Syringe, Streamlines Operations

Little Elm, Texas--May 25, 2001--Retractable Technologies, Inc. (AMEX: RVP), a leading manufacturer of safe needle devices, announced today that it has launched fully automated assembly and production of its 1cc VanishPoint(R) safety syringe. The addition of the 1cc syringe effectively doubles Retractable's production capacity for its highly rated automated retraction VanishPoint(R) products and completes its syringe product line, which now includes 1cc, 3cc, 5cc, and 10cc syringes in all standard needle gauges and lengths.

Retractable manufactures two versions of the 1 cc syringe. One version, the 1cc VanishPoint(R) U-100 Insulin syringe is for U-100 insulin use only. In addition to the patented automated retraction unique to all VanishPoint(R) products, VanishPoint(R) U-100 Insulin syringes feature orange color coded packaging and cap, as well as RTI's needle gauge color coding on the plunger handle. The 1cc VanishPoint(R) Tuberculin syringes are available for use for subcutaneous injections as well as intradermal tuberculin skin testing. The automated retraction mechanism on VanishPoint(R) syringes is activated using one hand while the needle is still in the patient, virtually eliminating healthcare worker exposure to contaminated needles. Unlike other 1cc safety syringes utilizing sheaths or shields, the calibrations of VanishPoint(R) syringes are unobstructed and easy to read. In addition to the hospital and clinic use, RTI anticipates large volume uses of this product in occupational and correctional health settings.

According to Frost and Sullivan, a market research firm, the unit sales of insulin syringes in the U.S. in 2000 were projected to be 3.16 billion and 407.7 million for the 1cc tuberculin syringe. Retractable anticipates strong demand for its new 1cc syringes from occupational and correctional healthcare facilities as well as hospitals and clinics.

Thomas J. Shaw, president and CEO, said: "We are delighted that we are now able to extend protection against potentially deadly needlestick injuries to healthcare workers who use 1cc syringes. This achievement represents a critical milestone in our mission to protect healthcare workers as well as our efforts to achieve our sales and profitability goals."

In connection with the shift to fully, automated production of the 1cc syringe, Retractable has reduced its workforce by about 14%, or 31 employees, to increase efficiency, streamline operations and reduce costs. These cutbacks were made largely through job elimination and consolidation. Despite the cutbacks, Retractable remains positioned to produce at pre-adjustment levels.

VanishPoint(R) syringes and blood collection devices are distributed to the acute care hospital market by Abbott Laboratories (NYSE: ABT) and to the alternate care market by various specialty and general line distributors.

Healthcare worker exposure to accidental needlestick injuries is virtually eliminated with Retractable's revolutionary VanishPoint(R) syringe and blood collection tube holder, which use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device. Developed in conjunction with the National Institutes of Health, VanishPoint(R) products not only provide engineered sharps injury protection but are also nonreuseable. Reusable syringes, particularly 1cc syringes used by injection drug users, have contributed to the worldwide spread of infectious diseases.

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Forward looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand, the Company's ability to quickly increase its production capacity in the event of a dramatic increase in demand, the Company's ability to continue to finance research and development as well as operations and expansion of production through equity and debt financing, as well as sales, the increased interest of larger market players in providing safety needle devices and other risks and uncertainties that are detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

For more information on Retractable Technologies, Inc. visit our website at www.vanishpoint.com.
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Financial/Investor Relations Contact:

Douglas W. Cowan, chief financial officer
(888) 806-2626 or (972) 294-1010
email at rtifinacial@vanishpoint.com
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Media Contact:

Phillip L. Zweig
Communications Director
(212) 490-0811
(214) 912-7415 (cell phone)
email at plzweig@aol.com
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